UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2025

YUNHONG GREEN CTI LTD.

(Exact name of registrant as specified in charter)

Illinois	000-23115	36-2848943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22160 N. Pepper Road, Lake Barrington, IL 60010

(Address of principal executive offices) (Zip Code)

(847) 382-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	YHGJ	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

On August 22, 2025, Yunhong Green CTI, Ltd. (the “Company”) received approval from its stockholders to effect a reverse stock split (the “Reverse Stock Split”) at a ratio of one-for-ten (1:10) (the “Exchange Ratio”) of the Company’s common stock, no par value (the “Common Stock”), and a corresponding reduction of the Company’s authorized shares of Common Stock (the “Authorized Share Reduction”). The Reverse Stock Split is expected to become effective by 9:00 a.m. Eastern Time on October 1, 2025 (the “Effective Time”).

The Common Stock is expected to commence trading on a reverse split-adjusted basis at around 9 a.m. Eastern Time on October 1, 2025 under the existing trading symbol “YHGJ.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 98873Q 209.

The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest or proportionate voting power in the Company’s equity, except for de minimis changes as a result of the elimination of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of Common Stock are instead entitled to a cash payment equal to their respective pro rata portion of the total net proceeds from the sale of all aggregated fractional shares promptly after the Effective Time at the then-prevailing prices on the open market. The Reverse Stock Split will reduce the number of shares outstanding from 27,738,626 to 2,773,862, subject to adjustment for fractional shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2025	YUNHONG GREEN CTI LTD.

	By:	/s/ Jana M. Schwan
	Name:	Jana M. Schwan
	Title:	Chief Executive Officer